EXHIBIT 10.49

POLICY ON REIMBURSEMENT

OF INCENTIVE COMPENSATION

WHEREAS, section 304 of the Sarbanes-Oxley Act of 2002 already requires the Chief Executive Officer and the Chief Financial Officer of 3M Company to reimburse the Company for certain incentive compensation they receive and profits they realize on the sale of Company securities during the 12-month period following the issuance by the Company of a financial report that, due to misconduct, is materially noncompliant with the federal securities laws; and

WHEREAS, the Board of Directors of the Company believes it would be in the best interests of the Company to adopt a policy on reimbursement or forfeiture of incentive compensation paid or provided to more of the Company’s executives and that permits the Company to seek reimbursement in circumstances where there is a material restatement of financial results filed with the Securities and Exchange Commission, but where misconduct has not occurred;

RESOLVED, that the Board shall, in all appropriate circumstances, as determined in its discretion, and to the extent permitted by governing law, require reimbursement or forfeiture of any annual incentive payment or long-term incentive compensation provided to an Executive where:

(1)                                 the payment or compensation was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; and

(2)                                 The amount of such payment or compensation would have been lower based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual Executive the amount(s) by which the individual Executive’s incentive payments or compensation for the relevant periods exceeded the amount(s) that would have been made based on the restated financial results.  If the Executive does not reimburse the Company for such amounts, the Company, among other remedies, may elect to recover the amount(s) by offsetting other amounts due or which may come due to the Executive under other compensation plans or programs.

In determining whether, in its discretion there are appropriate circumstances to require such reimbursement or forfeiture, the Board will consider all the facts and circumstances relating to the material restatement, including the extent to which an Executive acted in the normal course of the Executive’s duties and in good faith based on facts known to the Executive at the time.  Further, except in cases where the financial results subject to the material restatement were inaccurate due to the Executive’s misconduct, the right to recovery shall be limited to compensation actually paid or provided during the three years prior to the date on which the company commences steps that ultimately lead to the filing of the material restatement.

FURTHER RESOLVED, That in addition to any other reimbursement or forfeiture described elsewhere in this Policy, the Company may require an Executive to reimburse the Company for profits the Executive realizes on the sale of Company securities during the 12-month period following the issuance by the Company of a financial report that, due to the Executive’s misconduct, is materially noncompliant with the federal securities laws.

For purposes of this policy, the term “Executive” means a current or former employee who is or was (1) an executive officer for purposes of the Securities Exchange Act of 1934, as amended, or (2) a senior executive of the Company at the L1 level.

This revised Policy shall take effect on May 11, 2010 and apply to any annual incentive payment or long-term incentive compensation paid or provided to an Executive on or after the effective date.  Any annual incentive payment or long-term incentive compensation awards paid or provided to an Executive prior to May 11, 2010 shall be subject to the Policy on Reimbursement of Incentive Payments previously in effect.